Exhibit 4.14

WARRANT FOR PURCHASE OF SHARES OF
CLASS A COMMON STOCK OF
T1v, INC.

Date: [___], 2023

For value received, [______], or their registered assigns (the “Holder”), is entitled to purchase from T1V, Inc., a Delaware corporation (the “Company”), at any time on or before [___], 2025 the number of shares of the Company’s Class A Common Stock, $0.001 par value (such class of stock being hereinafter referred to as the “Class A Common Stock” and such Class A Common Stock as may be acquired upon exercise hereof being hereinafter referred to as the “Warrant Stock”), calculated pursuant to Section 1 at the Warrant Exercise Price, as defined in Section 1.

This Warrant is subject to the following provisions, terms and conditions:

1. The number of shares of Warrant Stock purchasable under this Warrant (subject to adjustment as noted below) shall be a number of shares equal to [_________]. The exercise price shall initially be equal to $6.025, subject to the provisions of Section 4 (the “Warrant Exercise Price”). Notwithstanding the foregoing, upon the closing of the currently contemplated initial public offering of up to $16.5 million in units consisting of (i) one share of Class A Common Stock and (ii) a five-year warrant exercisable for one share of Class A Common Stock (the “IPO”), the Warrant Exercise Price shall be adjusted to be equal to the public offering price of the Company’s Class A Common Stock in the IPO. For the avoidance of doubt, the foregoing adjustment to the Warrant Exercise Price will be without duplication of any adjustment to the Warrant Exercise Price pursuant to Section 4 for any adjustment of the Class A Common Stock (or any class of common stock into which the Class A Common Stock has been reclassified prior to such conversion), by forward split, or otherwise, occurring in connection with the IPO.

2. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fractional share of Class A Common Stock), by either (i) written notice of exercise delivered to the Company accompanied by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and upon payment to it, by cash, certified check or bank draft, of the Warrant Exercise Price for such shares, or (ii) “Cashless Exercise,” as defined and set forth below. The Company agrees that the Warrant Stock so purchased shall be and is deemed to be issued as of the close of business on the date on which this Warrant shall have been surrendered and payment (or cashless exercise) made for such Warrant Stock as aforesaid. Certificates for the shares of Warrant Stock so purchased shall be delivered to the Holder within 15 days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Warrant Stock, if any, with respect to which this Warrant has not been exercised shall also be delivered to the Holder within such time.

For the purpose of this Warrant, “Cashless Exercise” means as follows: In lieu of exercising this Warrant as described in clause (i) above, the Holder may, at any time prior to its expiration, elect to receive shares of Class A Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company, together with notice of such election (which notice shall include the number of shares for which the Warrant is being exercised), in which event the Company shall issue to the Holder a certificate representing that number of shares of Class A Common Stock (“N”) determined based on the following formula:

N = ((A – B) / A) x number of warrants exercised

For purposes of this Section 2, “A” is the per-share fair market value of Warrant Stock on the exercise date (defined below as “Fair Market Value”), and “B” is the per-share Warrant Exercise Price.  For purposes of this Section 2, “Fair Market Value” shall be as determined as follows:  (i) if at the time of exercise the Company is subject to a merger, acquisition or other consolidation or an IPO (a “Transaction”), Fair Market Value will be the price per share for the Company’s shares indicated in the Transaction, otherwise (ii) if the Class A Common Stock is publicly traded at the time of exercise, Fair Market Value will be the five (5) day VWAP on the trading day immediately preceding the date on which Holder elects to exercise this Warrant, (iii) if prior to the Class A Common Stock being publicly traded, the Company has sold shares of Class A Common Stock within 180 days prior to the exercise, Fair Market Value will be the per-share price of the most recent arm’s-length third-party sale, otherwise; (iv) Fair Market Value will be determined in good faith by the Company’s Board of Directors.  If in accordance with (iv) above, the Holder and the Company disagree as to the Board of Directors’ determination, Fair Market Value shall be determined by arbitration under the rules of the American Arbitration Association, at the Holder’s expense.

For purposes of this Section 2, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a “national securities exchange,” the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on the trading market on which the Class A Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Class A Common Stock is then quoted on the OTCQB or OTCQX, the volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported.

3. The Company covenants and agrees that all shares of Warrant Stock that may be issued upon the exercise of this Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that until expiration of this Warrant, the Company will at all times have authorized, and reserved for the purpose of issuance or transfer upon exercise of this Warrant, a sufficient number of shares of Class A Common Stock to provide for the exercise of this Warrant.

4. The foregoing provisions are, however, subject to the following:

4.1. The Warrant Exercise Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Warrant Exercise Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Warrant Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Warrant Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment.

4.2. In case the Company shall at any time subdivide the outstanding Class A Common Stock into a greater number of shares or declare a dividend payable in Class A Common Stock, the Warrant Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Class A Common Stock shall be combined into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination shall be proportionately increased.

4.3. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Class A Common Stock shall be entitled to receive stock, securities or assets (“substituted property”) with respect to or in exchange for such Class A Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Class A Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such substituted property as would have been issued or delivered to the Holder if it had exercised this Warrant and had received upon exercise of this Warrant the Class A Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the Holder at the last address of the Holder appearing on the books of the Company, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

4.4. Upon any adjustment of the Warrant Exercise Price, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

6. This Warrant shall be transferable only on the books of the Company by the Holder in person, or by duly authorized attorney, on surrender of the Warrant, properly assigned.

7. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and to be dated as of the date set forth above.

T1V, INC

Michael Feldman
Chief Executive Officer

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THE SECURITIES WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT, IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

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